EXHIBIT 5.1

OPINION OF COUNSEL

April 12, 2004

Board of Directors
Heartland Bancshares, Inc.
420 North Morton Street
P. O. Box 496
Franklin, Indiana 46131-0469

Ladies and Gentlemen:

        We have acted as counsel to Heartland Bancshares, Inc., an Indiana corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), in the aggregate, 247,348 shares of the Company’s authorized but unissued common shares (including certain preferred share purchase rights that accompany the common shares, and any additional common shares that may become issuable under any of the Plans (as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction) (the “Shares”) to be issued pursuant to the Heartland Bancshares, Inc. 1997 Stock Option Plan (the “1997 SOP”), the Heartland Bancshares, Inc. 1997 Stock Option Plan for Nonemployee Directors (the “1997 Director SOP”), and the Heartland Bancshares, Inc. 2003 Stock Option Plan for Nonemployee Directors (the “2003 Director SOP”, and collectively with the 1997 SOP and the 1997 Director SOP, the “Plans”).

        In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

        The Amended and Restated Articles of Incorporation of the Company, together with all amendments thereto;

        The Amended and Restated Bylaws of the Company, together with all amendments thereto;

        Resolutions relating to the Plans and the Shares adopted by the Company's Board of Directors (the "Director Resolutions");

Board of Directors
Heartland Bancshares, Inc.
April 12, 2004

Resolutions relating to the Plans and the Shares adopted by the Company’s shareholders (the “Shareholder Resolutions”, and collectively with the Director Resolutions, the “Resolutions”);

The Registration Statement;

That certain Rights Agreement dated as of June 23, 2000 between the Company and Heartland Community Bank, as Rights
Agent; and

           The Plans.

We have also relied, without investigation as to the accuracy thereof, on other certificates of, and oral and written communications from, public officials and officers of the Company.

        For purposes of this opinion, (i) we have assumed the genuineness of all signatures of all parties other than the Company; (ii) we have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) we have relied upon a certificate from an officer of the Company stating that the Resolutions will not be amended, altered or superseded prior to the issuance of the Shares.

        Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans are validly authorized and, when the Shares have been issued and delivered in accordance with the terms of the Plans, the Shares will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission relating thereto.

                                                                                                                                Very truly yours,

                                                                                                                                /s/  Ice Miller